Exhibit 99.1

The Empire District Electric Company Reports Second Quarter 2014 Earnings; Declares Quarterly Dividend

JOPLIN, Mo.--(BUSINESS WIRE)--July 31, 2014--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.255 per share. The dividend is payable September 15, 2014, to holders of record as of September 2, 2014. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended June 30, 2014.

The Company reported consolidated earnings for the second quarter of 2014 of $11.2 million, or $0.26 per share, compared to same quarter 2013 earnings of $11.7 million, or $0.27 per share. Earnings for the twelve months ended June 30, 2014 were $71.3 million, or $1.66 per share ($1.65 on a diluted basis), compared to earnings of $59.5 million, or $1.40 per share, for the 2013 twelve month period.

Electric segment gross margin (electric revenues less cost of fuel and purchased power) increased slightly during the 2014 second quarter when compared to the 2013 quarter. Increases in operating and maintenance expenses and depreciation and amortization expenses were tempered by the positive impact of increased Allowance for Funds Used During Construction (AFUDC). The net effect of these changes resulted in relatively flat net income quarter over quarter.

A joint stipulation and agreement was filed with the Arkansas Public Service Commission (APSC) on May 20, 2014, regarding the Company’s rate increase request filed December 3, 2013. The settlement agreement provides for an annual base revenue increase of $1.375 million, or approximately 11%, from the Company’s Arkansas electric customers, subject to approval by the APSC. The APSC held a hearing on the settlement agreement on July 22, 2014.

The Company’s full-year weather normal earnings guidance range of $1.38 to $1.50 per share, provided in February 2014, remains unchanged.

Second Quarter 2014 Results

Electric segment gross margin increased approximately $1.4 million during the second quarter 2014 compared to the 2013 quarter on increased revenue of approximately $13.8 million. Electric segment margin impacts include:

  Increased on-system revenues of approximately $1.3 million, reflecting higher on-system wholesale customer rates offset by other volumetric factors inclusive of weather, and
  Increased miscellaneous revenues of approximately $0.2 million.

Other revenue increases of approximately $12.3 million, primarily related to fuel recovery and Southwest Power Pool (SPP) Integrated Market (IM) activity, were offset by a corresponding change in fuel expense, resulting in only a negligible impact on gross margin.

Quarterly electric segment results were also impacted favorably by changes in AFUDC and a slight decrease in interest charges which combined to increase earnings approximately $1.1 million.

Negative impacts to quarterly electric segment results included:

  Increased operating and maintenance expenses of approximately $2.8 million (including approximately $1.0 million in increased transmission operations expenses related to SPP charges for network upgrades in the SPP footprint),
  Increased depreciation and amortization expenses of approximately $0.6 million, and
  Increased property and other taxes of approximately $0.4 million.

Gas segment gross margin decreased approximately $0.4 million quarter over quarter reflecting warmer temperatures during the 2014 quarter.

Consolidated net income decreased $0.5 million in the second quarter of 2014 compared to the 2013 quarter.

Twelve Month Ended June 2014 Results

Electric segment gross margin increased approximately $29.3 million during the twelve month period on increased revenue of approximately $51.9 million. Year over year electric segment margin impacts include:

  Increased on-system revenues driven by estimated increases of $26.0 million related to higher customer rates, $4.0 million related to weather and other related factors, and $1.7 million related to system energy growth,
  Increased miscellaneous revenues, primarily transmission services revenue, of approximately $3.5 million, and
  A change in the Company’s estimate for unbilled revenue of approximately $3.4 million made during the 2013 period which lowered electric margin during the 2014 period.

Other revenue increases of approximately $19.9 million, primarily related to fuel recovery revenues, off-system revenues and, after March 1, 2014, SPP IM activity, were offset by a corresponding change in fuel expense, resulting in only a negligible impact on gross margin.

AFUDC and interest expense changes combined to increase earnings by approximately $4.1 million. A one-time pre-tax regulatory write off of $2.4 million for a construction disallowance in the 2013 period also improved earnings during the 2014 period.

Negative impacts to twelve month ended electric segment results included:

  Increased operating and maintenance expenses of approximately $9.5 million (including approximately $4.2 million in increased transmission operations expenses related to SPP charges as described above and net of a $1.2 million one-time, regulatory reversal of a prior period gain on the sale of assets in the first quarter of 2013),
  Increased depreciation and amortization expenses of approximately $7.3 million, and
  Increased property and other taxes of approximately $3.9 million.

Gas segment results were favorably impacted by a colder heating season during the twelve month period ended 2014. Gas segment gross margin increased approximately $1.6 million on increased revenues of $6.8 million.

Consolidated net income increased approximately $11.8 million in the twelve month period ended 2014 compared to 2013.

Selected unaudited consolidated financial data for the quarters and twelve months ended June 30, 2014 and 2013 is presented in the following table.

(dollars in millions, except Per Share data)

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2014	2013	Change*	2014	2013	Change*
Electric Revenues	$140.8	$127.0	$13.8	$574.5	$522.6	$51.9
Electric Fuel and Purchased Power	54.4	42.0	12.4	198.0	175.4	22.6
Electric Margin	86.4	85.0	1.4	376.5	347.2	29.3

Gas Revenues	7.0	7.8	(0.8)	53.4	46.6	6.8
Cost of Gas Sold and Transported	2.7	3.1	(0.4)	28.5	23.3	5.2
Gas Margin	4.3	4.7	(0.4)	24.9	23.3	1.6

Other Revenues	2.0	1.8	0.2	8.1	6.8	1.3
Gross Margin	92.7	91.5	1.2	409.5	377.3	32.2

Less:
Operating and Maintenance Expenses	39.8	37.4	2.3	153.5	144.6	8.9
Loss on Plant Disallowance	0.0	0.0	0.0	0.0	2.4	(2.4)
Depreciation and Amortization	18.2	17.6	0.5	71.7	64.2	7.5
Taxes	15.3	15.3	0.0	78.6	68.5	10.1
Operating Income	19.5	21.2	(1.6)	105.7	97.6	8.1
Interest Expense, AFUDC and Other, net	8.3	9.5	(1.1)	34.4	38.1	(3.7)
Net Income	$11.2	$11.7	($0.5)	$71.3	$59.5	11.8

Earnings Per Share (Basic)	$0.26	$0.27	$(0.01)	$1.66	$1.40	$0.26
Earnings Per Share (Diluted)	$0.26	$0.27	$(0.01)	$1.65	$1.40	$0.25

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2014	2013	Change*	2014	2013	Change*
Electric On-System kWh Sales (in millions):
Residential	370	387	(4.5%)	1,990	1,943	2.4%
Commercial/Industrial	644	641	0.3%	2,585	2,580	0.2%
Other	110	116	(4.2%)	469	477	(1.4%)
Total On-System Electric Sales	1,124	1,144	(1.8%)	5,044	5,000	0.9%

Retail Gas Sales (billion cubic feet):
Residential	0.26	0.33	(22.7%)	2.87	2.56	12.1%
Commercial/Industrial	0.14	0.19	(27.9%)	1.43	1.32	8.1%
Other	0.00	0.01	(25.7%)	0.04	0.04	12.3%
Total Retail Gas Sales	0.40	0.53	(24.7%)	4.34	3.92	10.8%

* Slight differences from actual results may occur due to rounding.

Reconciliation of Earnings Per Share

	Quarter Ended	Twelve Months Ended
Basic Earnings Per Share – June 30, 2013	$0.27	$1.40
Revenues
Electric segment	0.20	0.76
Gas segment	(0.01)	0.10
Other segment	0.00	0.02
Total Revenue	0.19	0.88
Electric fuel and purchased power	(0.18)	(0.33)
Cost of natural gas sold and transported	0.01	(0.08)
Gross Margin	0.02	0.47

Expenses
Operating	(0.01)	(0.07)
Maintenance and repairs	(0.02)	(0.06)
Loss on plant disallowance	0.00	0.03
Depreciation and amortization	(0.01)	(0.11)
Change in effective income tax rates	0.00	0.02
Other taxes	(0.01)	(0.06)
AFUDC	0.02	0.06
Dilutive effect of additional shares	0.00	(0.02)

Basic Earnings Per Share – June 30, 2014	$0.26	$1.66

Diluted Earnings Per Share – June 30, 2014	$0.26	$1.65

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and year ended June 30, 2014 versus June 30, 2013 and is a non-GAAP presentation. The economic substance behind this non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. The Company believes this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and the Company believe useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, the Company believes the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in operating performance from one period to the next, and have included the analysis as a complement to the financial information provided in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. The presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, August 1, 2014, at 1:00 p.m. Eastern Time to discuss earnings for the first quarter and twelve months ended June 30, 2014. To phone in to the conference call, parties in the United States should dial 1-888-455-2260 and enter passcode 3271910, any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying presentation slides can also be accessed from Empire’s website at www.empiredistrict.com. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 217,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in the Company’s filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Investor Relations
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com
or
Media Communications
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com